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                                                                    EXHIBIT 10.8

[MICRUS COMPANY LOGO]

November 5, 2003

Robert Stern


Dear Bob,

This letter represents a formal offer of at-will employment at Micrus Corporation ("Micrus" or the "Company"). Micrus wishes to extend this offer to you for the position of Chief Financial Officer with a proposed Start date of January 12, 2004. Employment will not begin until the terms in this offer are agreed to and acknowledged by signature of this letter. This offer is valid through November 20,2003.

1. ELIGIBILITY

On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal right to live and work in this country. We are required by federal law to examine documentation of your employment eligibility within three business days after you begin work.

In addition, your employment at Micrus is contingent upon your execution and compliance with this letter, a Confidentiality and Proprietary Information Agreements, and an Arbitration Agreement.

2. COMPENSATION

Upon commencement of employment, you will be paid $7,692,30 bi-weekly in accordance with the Company's normal payroll procedures. We have recommended that you receive stock options in the amount of 175,000 shares. These options and proposed exercise price of $0.51 per share are subject to the Board of Directors' approval. One-fourth of the options vest at the end of the first year of employment, and one-forty-eighth vest each full month thereafter subject to your continued employment with Micrus. These options would not preclude the award of additional options that may carry a different exercise price and/or vesting period. The option grant shall be subject to the terms, definitions and provisions of the Company's 1998 Stock Plan and a Stock Option Agreement by and between you and the Company, both of which documents are incorporated herein by reference. In the event that your employment is terminated for any reason or no reason, all rights to exercise unvested stock options will be cancelled as per the applicable ISO Stock Options Plan, except as expressly set forth below.

For the fiscal year 2005 you will be eligible for an incentive bonus of up to 20% of your annual base salary. This bonus will be based upon performance and achievement of mutually agreed upon goals to be determined by the CEO and Board of Directors. The same applies to Fiscal 2004 on a prorated basis. This is under no circumstances a guarantee of payment. The decision whether to award a bonus in any future year and the amount of said bonus will be at the sole discretion of the Board of Directors.

Micrus is willing to provide reimbursement of up to $15,000 for moving expenses incurred during your relocation to California for commencement of employment at Micrus provided that you agree to repay this amount to Micrus if you voluntarily terminate your employment relationship with Micrus (or your employment with Micrus is terminated for Cause, as defined below) prior to January 1, 2006.

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[MICRUS COMPANY LOGO]

3. BENEFITS

The following benefits will be made available to you upon commencement of employment under the same terms as other Micrus employees and in accordance with the Company's Benefits Program.

-     Health, Dental, Vision, and Disability/Life Insurance

-     401(k)

-     Holiday pay

- PTO pay (Paid Time Off- to be accrued and used in accordance with Company policy)

4. SEVERANCE PAY FOR TERMINATION IN CERTAIN CIRCUMSTANCES

(a) Severance Pay Following a Change in Control. In the event a Change in Control (as defined below) occurs and, within one (1) year thereafter, your employment is terminated by the Company for a reason other than for Cause (as defined below) or by you for Good Reason (as defined below), then the Company shall continue to pay you (as severance pay) your regular bi-weekly base salary as in effect on the Termination Date (exclusive of bonus or any other compensation) for one (1) year following the Termination Date (as defined below), subject to reduction as set forth in paragraph (c) below, your,. Additionally, on your last day of employment, the vesting of each of the stock options to purchase shares of common stock of the Company as set forth above shall be accelerated in full, such that you shall be entitled to exercise such stock options (in accordance with the exercise terms and conditions set forth in the option agreement and/or plan pursuant to which such stock options were granted) to the same extent as you would have been entitled had he been continuously employed by the Company until the end of the vesting period related to each such stock option. You agree that after the Termination Date, as a condition to receiving the foregoing severance pay described above, you shall execute a release, based on the Company's (or it's successor's) standard form severance agreement, of any and all claims he may have against the Company, its successor(s), and their respective officers, employees, directors, parents and affiliates (a "Release").

(b)Severance Pay Absent a Change in Control. In the event your employment is terminated by the Company for a reason other than for Cause (as defined below), and subject to your execution of a Release, the Company shall continue to pay you (as severance pay), your regular bi-weekly base salary as in effect on the Termination Date (exclusive of bonus or any other compensation), for one (1) year following the Termination Date (as defined below), subject to reduction as set forth in paragraph (c) below Unless the parties agree otherwise, the severance pay provided for in this paragraph shall be paid in installments, in accordance with the Company's regular payroll practices.

(c)Reduction for Other Employment. If during the one-year period following the Termination Date you become an employee of another entity or engage in full-time (i.e., 30 hours/week or more) consulting for one or more entities, you agree to notify the Company. Micrus will be entitled to reduce by two thirds the separation payments owing after the commencement of such employment or full time consulting.

5. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

(a) "Cause" shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by Executive in connection with his employment duties, (ii) failure by Executive to perform his duties or responsibilities required pursuant to his employment, if such failure is not cured within ten
(10) days after written notice thereof, (iii) mis-appropriation by Executive of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial fraud committed by Executive, (v) the Executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the Executive's indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

(b)"Good Reason" shall mean: (i) the unilateral relocation by the Company of the Executive's principal work place for the Company to a site more than 60 miles from Sunnyvale, California; (ii) a reduction in the Executive's then current base salary, without the Executive's consent; or (iii) the Executive's assignment to a position where the duties of the position are outside his area of professional competence.

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[MICRUS COMPANY LOGO]

(c)"Change in Control" shall mean the consummation of any of the following events during the Employment Period: (i) a sale, lease or disposition of all or substantially all of the assets of the Company, or (ii) a sale, merger , consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity, provided, however, that no Change in Control shall be deemed to have occurred due to the conversion or payment of any equity or debt instrument of the Company which is outstanding on the date hereof.

(d) "Termination Date" shall mean the Executive's last day of employment with the Company.

By executing this letter, you will be acknowledging and expressly agreeing that at all times you will be an at-will employee. Thus, you and Micrus will retain the right to terminate the employment relationship, for any reason. Upon any termination of the employment relationship, Micrus only liability to you will be for payment of salary and vacation time earned prior to the termination date and (only if applicable, and subject to your execution of a Release) the severance pay described above. The at-will nature of this employment relationship can be modified or nullified only in a formal written employment contract signed by you and the Chief Executive Officer of Micrus. This letter, along with the Confidential and Proprietary Information Agreement and the Arbitration Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements.

Agreed to and accepted by:

MICRUS CORPORATION

By: /s/ MICHEL MOUNIER  11/19/03              /s/ ROBERT STERN   1-30-04
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     Michel Mounier, CEO    Date              Robert Stern        Date